EXHIBIT 10.3

CONFIDENTIAL

June 5, 2017

Dear Kyle,

I am pleased to offer you a promotion to Senior Vice President and Chief Financial Officer of Frank’s International N.V. (the “Company”) starting on June 5, 2017. Your position will be based at our Houston office reporting to Douglas Stephens, President and Chief Executive Officer. Your payroll employer entity will continue to be Frank’s International LLC.

Base Salary
Your base salary will be $350,000 per year, payable on a bi-weekly basis and in accordance with the Company’s normal payroll practice. Your new rate of base pay will go into effect on September 1, 2017 after the expiry of your Salary Conversion Payment as per your Retention Agreement dated as of March 1, 2017.

Incentive Compensation
Your annual bonus opportunity at target will be 100% of your annual base salary. You will also be eligible for our long-term incentive plan at 100% of annual base target. In addition to the above mentioned incentive award target, concurrent with your start date you will receive an additional long term incentive award of 14,342 time-based restricted stock units that will vest 1/3 per year on each of the first, second, and third anniversaries of June 5, 2017 and 14,342 performance-based restricted stock units that vest in accordance with the applicable payout percentage as determined by the performance criteria on the third anniversary of February 20, 2017.

Benefits and Vacation
You will continue to be eligible for the same benefits and vacation offered by the Company.

At-Will Employment
Your employment with the Company is voluntary and is subject to termination by you or the Company at will, with or without cause, and with or without notice, at any time. Nothing in this offer should be interpreted to be a contract of employment, or in conflict with or to eliminate or modify in any way your employment-at-will status with the Company. Your employment-at-will status may only be changed by written approval from the Chief Executive Officer or the Board of Directors.

Confidentiality, Non-compete and Non-solicitation
As a condition of your employment, you will be required to execute agreements with the company, including the Confidentiality Agreement as well as certifications covering Anti-Corruption and Bribery Policy, Corporate Code of Business Conduct and Ethics, Financial Code of Ethics, Insider Trading Policy and Policy for Employee Complaint Procedures for Accounting and Compliance Matters (Whistleblower Policy).

Complete Agreement
This offer letter constitutes the full terms and conditions of your employment with the Company. It supersedes any other oral or written promises which may have been made to you.

We are excited to have you in this new position. We are confident your background and experience will be a definite asset to our company, and you will find the work challenging and rewarding.

Sincerely,

/s/ Douglas Stephens
Douglas Stephens
President and Chief Executive Officer

Acceptance of Offer:

/s/ Kyle McClure
Kyle McClure

June 5, 2017
Date

EMPLOYEE:            Kyle McClure

POSITION / TITLE:        Senior Vice President, Chief Financial Officer

CLASSIFICATION:        Exempt/Full Time

EFFECTIVE DATE:        June 5, 2017

BASE COMPENSATION    $350,000.00 per year

STI:                100% of base salary at 100% of Target

LTI:	100% of base salary at 100% of Target (Split between Time-Based and Performance-Based Grants as determined by the Compensation Committee of the Board of Directors)

Onboarding LTI:
14,342 time-based restricted stock units that will vest 1/3 per year on each of the first, second, and third anniversaries of June 5, 2017 and 14,342 performance-based restricted stock units that vest in accordance with the applicable payout percentage as determined by the performance criteria on the third anniversary of February 20, 2017

VACATION:            No change